Exhibit 99.1

ZIOPHARM Initiates ZIO-101 Phase II Study in Hematological Cancers

NEW YORK, NY - January 9, 2007 - ZIOPHARM Oncology, Inc. (NASDAQ: ZIOP) announced today that ZIO-101, a novel, proprietary organic arsenic, has been administered to the first patient in a phase II trial in blood and bone marrow cancers. Designed to confirm the anti-cancer activity of ZIO-101 seen in the phase I hematological trial, patients will receive intravenous ZIO-101 once daily for five consecutive days every four weeks for up to six cycles. The Company anticipates enrolling up to 40 patients at five U.S. clinical sites.

This study complements an ongoing phase II trial to treat advanced multiple myeloma in which the drug is administered using this same schedule as well as a second trial with a schedule that is twice weekly for three consecutive weeks.

"Preclinical and phase I trial results were very encouraging and demonstrated that ZIO-101 has anti-leukemia activity and may be an effective treatment in diverse blood and bone marrow cancers,” said Robert Peter Gale, M.D., Ph.D., Senior Vice President, Research at ZIOPHARM. “We anticipate this trial will further validate the activity signals indicated from the phase I trials, and we look forward to advancing the clinical development of this novel, anti-cancer drug.”

The Company plans to initiate phase II trials with ZIO-101 in solid cancers in Q1 2007 and expects to file an Investigational New Drug (IND) application for a phase I study with an oral formulation of ZIO-101. These programs are part of ZIOPHARM’s strategy to develop the full potential of this novel, small molecule, anti-cancer drug

About ZIO-101

ZIO-101 is a proprietary small molecule organic arsenic licensed from The University of Texas M. D. Anderson Cancer Center and Texas A&M University. ZIO-101 induces cell cycle arrest and cell death by targeting several cellular pathways essential for cell survival. Exposure to ZIO-101 has a direct as well as indirect effect on mitochondrial functions, resulting in depletion of energy supply to the cell and induction of apoptosis (programmed cell death). Increase in intra-cellular Reactive Oxygen Species enhances this effect on mitochondrial functions and consequently the activation of the signal transduction pathway leading to apoptosis. In addition, ZIO-101 interrupts the cell cycle at the G2/M phase of tumor cells inducing cell death through this pathway as well.

About ZIOPHARM Oncology, Inc.

ZIOPHARM Oncology, Inc. applies new insights from molecular and cancer biology to understand the efficacy and safety limitations of approved and developmental cancer therapies and identifies proprietary and related molecules for better patient treatment. For more information, visit www.ziopharm.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, and risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates. The Company assumes no obligation to update these forward-looking statements, except as required by law.

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Contacts:

Investors
Suzanne McKenna
ZIOPHARM Investor Relations
(646) 214-0703
smckenna@ziopharm.com

Media
Tina Posterli
Rx Communications
(917) 322-2565
tposterli@rxir.com